Exhibit 16.1

November 1, 2017

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

The firm of Pritchett, Siler and Hardy PC has read the Company's statements included under Item 4.01 of its Form 8-K dated October 31, 2017 and agree with such statements as they pertain to our firm.  We have no basis to agree or disagree with any other statement included therein.

Very truly yours,

/s/ Pritchett, Siler and Hardy PC

Pritchett, Siler and Hardy PC